Request ID: 015032501	Province of Ontario	Date Report Produced: 2013/02/04
Demande no:	Province de l’Ontario	Document produit le:
Transaction ID: 049938351	Ministry of Government Services	Time Report Produced: 14:35:24
Transaction no:	Ministère des Services gouvernementaux	Imprimé à
Category ID:
Catégorie:

Certificate of Incorporation Certificat de constitution

This is to certify that

Ceci certifie que

E C O - S H I F T A C Q U I S I T I O N C O R P .

Ontario Corporation No.

Numéro matricule de la personne morale en Ontario

0 0 2 3 6 0 1 2 8

is a corporation incorporated,	est une société constituée aux termes
under the laws of the Province of Ontario.	des lois de la province de l’Ontario.

These articles of incorporation	Les présents statuts constitutifs
are effective on	entrent en vigueur le

FEBRUARY 04 FEVRIER, 2013

Director/Directrice

Business Corporations Act/Loi sur les sociétés par actions

Request ID/ Demande no	Ontario Corporation Number
15032501	Numero de la compagnie en Ontario
2360128

FORM 1	FORMULE NUMERO 1
BUSINESS CORPORATIONS ACT	LOI SUR LES SOCIETES PAR ACTIONS

ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS

1. The name of the corporation is:	Dénomination sociale de la compagnie:

ECO-SHIFT CALL CORP.

2. The address of the registered office is:	Adresse du siège social:

1090 FOUNTAIN STREET NORTH UNIT 1

(Street & Number, or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro, ou numéro de la R.R. et, s’il s’agit édifice à bureau, numéro du bureau)

CAMBRIDGE	ONTARIO
CANADA	N3H 4R7
4R7
(Name of Municipality or Post Office)	(Postal Code/Code postal)
(Nom de la municipalité ou du bureau de poste)

3. Number (or minimum and maximum number)	Nombre (ou nombres minimal et maximal)
of directors is:	d’administrateurs:

Minimum 1	Maximum 10

4. The first director(s) is/are:	Premier(s) administrateur(s):

First name, initials and surname	Resident Canadian State Yes or No
Prénom, initiales et nom de famille	Résident Canadien Oui/Non

Address for service, giving Street & No.	Domicile élu, y compris la rue et le
or R.R. No., Municipality and Postal Code	numéro, le numéro de la R.R., ou le nom
de la municipalité et le code postal

* GILBERT WOOD	YES
103 MANNHEIM CRESCENT
MANNHEIM ONTARIO CANADA N0B 2H0

4. The first director (s) is/are:	Premier (s) administrateur (s):
First name, initials and surname	Resident Canadian State Yes or No
Prenom, initiales et nom de famille	Resident Canadien Oui/Non

Address for service, giving Street & No.	Domicile élu, y compris la rue et le
or R.R. No., Municipality and Postal Code	numéro, le numéro de la R.R., ou le nom
de la municipalité et le code postal

YES

* JIM HUGHES
53 SEEDVALE AVENUE WEST SUITE 806
GUELPH ONTARIO
CANADA N1H 1J6

5.	Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

Limites, s’il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la compagnie.

None

6.	The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s’il y a lieu, d’actions que la compagnie est autorisée à émettre:

An unlimited number of common shares.

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

1. Exchangeable shares

The exchangeable shares (the "Exchangeable Shares") in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

1.1 For the purposes of these share provisions:

"Act" means the Business Corporations Act (Ontario) and includes the regulations made pursuant thereto and any statute substituted therefor, as amended from time to time;

"Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of USCo Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of Exchangeable Shares then issued and outstanding and held by holders other than USCo, Callco and their respective Subsidiaries multiplied by (ii) the number of votes to which a holder of one share of USCo Common Stock is entitled with respect to such matter, proposition or question, disregarding fractional votes in the aggregate and in respect of any registered holder of Exchangeable Shares;

"Automatic Redemption Date" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to ARTICLE 5 of these share provisions, which date shall be the first to occur of (a) the 5th anniversary of the Effective Date, (b) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of the Corporation but excluding any meeting or vote as described in clause (c) below, or (c) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the USCo Common Stock, or (e) a USCo Control Transaction or a Corporation Control Transaction occur, in which case, provided the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable in the circumstances of such USCo Control Transaction or Corporation Control Transaction to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such USCo Control Transaction or Corporation Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such USCo Control Transaction or Corporation Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the 5th anniversary of the Effective Date as they may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

"Board of Directors" means the Board of Directors of the Corporation and any committee thereof acting within its authority;

"Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

"CallCo" means Eco-Shift Call Corp, a corporation incorporated under the Act, and where the context requires, its successors;

"Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively;

"Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by, (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollar as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation' means Eco-Shift Acquisition Corp., a corporation incorporated under the Act, and where the context requires, its successors;

"Corporation Control Transaction" means any sale of a majority of the outstanding voting shares of the Corporation by USCo, CallCo or any affiliate of USCo or Callco to an arm's length third party, or any proposal to do so;

"Current Market Price" means, in respect of a share of USCo Common Stock on any date, the weighted average trading price of a share of USCo Common Stock on the OTCBB or OTCQB for 5 trading days preceding that date or, if the USCo Common Stock is not then traded on the OTCBB or OTCQB, on such other principal stock exchange or automated quotation system on which the USCo Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of USCo Common Stock during such period does not result in a weighted average trading price which reflects the fair market value of a share of USCo Common Stock, then the Current Market Price of a share of USCo Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

"Dividend Record Date" has the meaning given to that term in Section 3.4 of these share provisions;

"Effective Date" means the date of incorporation of the Corporation/ means February 1, 2013, or such other date may be designated by the Board of Directors;

"Exchange Put Date" has the meaning given to that term in Section 9.2; "Exchange Put Right" has the meaning given to that term in Section 9.1(a);

"Exchangeable Shares" mean the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

"Exchangeable Share Consideration" means, for any acquisition of or redemption of or distribution of assets of the Corporation in respect of or purchase pursuant to the Exchange Put Right of Exchangeable Shares pursuant to these share provisions, the Support Agreement or the Voting and Exchange Trust Agreement:

(a)      certificates representing the aggregate number of whole shares of USCo Common Stock deliverable in connection with such action (provided that any fractional interests in USco Common Stock otherwise deliverable shall be satisfied in accordance with paragraph (b) below);

(b)      a cheque or cheques payable at par at any branch of the bankers of the payor in an amount representing all fractional interests in USCo Common Stock referred to in paragraph (a) above and all declared and unpaid and undeclared but payable cash dividends deliverable in connection with such action, in each case disregarding fractional cents; and

(c)      such stock or property constituting any declared and unpaid non-cash dividends deliverable in connection with such action;

provided (i) that part of the consideration which is the Current Market Price of a share of USCo Common Stock shall be fully paid and satisfied by the delivery of one share of USCo Common Stock, (ii) that part of the consideration which represents non-cash dividends remaining unpaid shall be fully paid and satisfied by delivery of such non-cash items, (iii) any such stock shall be duly issued as fully paid and non-assessable and any such property shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest, and (iv) such consideration shall be paid less any tax required to be deducted or withheld therefrom, and without interest;

"Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)  the Current Market Price of a share of USCo Common Stock; plus

(b)  an additional amount equal to the full amount of cash dividends declared and unpaid on such Exchangeable Share; plus

(c)  an additional amount equal to all dividends declared on USCo Common Stock which have not been declared on Exchangeable Shares in accordance herewith; plus

(d)  an additional amount representing non-cash dividends declared and unpaid on such Exchangeable Shares.

"Governmental Entity" means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Liquidation Price" has the meaning given to that term in Section 6.1 of these share provisions;

"Liquidation Call Right" has the meaning ascribed thereto in Section 6.5 of these share provisions;

"Liquidation Date" has the meaning given to that term in Section 6.1 of these share provisions;

"Liquidation Offer" has the meaning given to that term in Section 6.5 of these share provisions;

"OTCBB" means the Over the Counter Bulletin Board; "OTCQB' means the Over the Counter Quote Board; "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Purchase Price" has the meaning given to that term in Section 4.3 of these share provisions;

"Redemption Call Right" has the meaning given to that term in Section 5.5 of these share provisions;

"Redemption Offer" has the meaning given to that term in Section 5.5 of these share provisions;

"Retracted Shares" has the meaning given to that term in Section 4.1(a) of these share provisions;

"Retraction Call Right" has the meaning given to that term in Section 4.1(c) of these share provisions;

"Retraction Date" has the meaning provided in Section 4.1(b);

"Retraction Offer" has the meaning given to that term in Section 4.1(c) of these share provisions;

"Retraction Price" has the meaning given to that term in Section 4.1 of these share provisions;

"Retraction Request" has the meaning given to that term in Section 4.1 of these share provisions;

"Subsidiary" in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person;

"Support Agreement" means the support agreement made among USCo, CallCo, the Corporation and the Trustee and dated as of the Effective Date;

"Transfer Agent" means the person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares, and if there is more than one such agent then the principal Canadian agent;

"Trustee" means the trustee appointed under the Voting and Exchange Trust Agreement, and any successor trustee;

"United States" or "US" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

"USCo" means Simplepons, Inc., a corporation organized and existing under the laws of the State of Delaware, including its successors;

"USCo Common Stock" means the shares of common stock of USCo, having voting rights of one vote per share, and any other securities resulting from the application of section 2.7 of the Support Agreement;

"USCo Control Transaction" means any merger, amalgamation, tender offer, material sale or capital distribution of shares or assets or rights or interests therein or any similar transaction involving USCo, or any proposal to do so;

"US Person" means a US Person as defined in Rule 902(k) of Regulation S under the US Securities Act;

"US Securities Act" means the United States Securities Act of 1933, as

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série: amended; and"Voting and Exchange Trust Agreement" means the voting and exchange trust agreement made among USCo, CallCo, the Corporation and the Trustee and dated as of the Effective Date.

ARTICLE 2

AUTHORIZED NUMBER OF EXCHANGEABLE SHARES AND RANKING OF EXCHANGEABLE SHARES

2.1  The Corporation is authorized to issue an unlimited number of Exchangeable Shares without nominal or par value.

2.2  The Exchangeable Shares shall, subject to the following, be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.3  Upon issuance of Exchangeable Shares to any person or group of persons, within a three day period, the Corporation shall not be permitted to issue any additional Exchangeable Shares without the written consent of two-thirds of the holders of the issued and outstanding Exchangeable Shares, except to satisfy any liability under a price adjustment clause entered into as a condition of an issuance of Exchangeable Shares.

ARTICLE 3 DIVIDENDS

3.1  The holder of an Exchangeable Share, in priority to the Common Shares and any class of shares of the Corporation ranking junior to the Exchangeable Shares with respect to the payment of dividends, shall be entitled to receive, and the Board of Directors shall pay on each Exchangeable Share if, as and when declared by the Board of Directors from to time out of the moneys, assets or property of the Corporation properly applicable to the payment of dividends or out of authorized but unissued shares of the Corporation, (a) in the case of a cash dividend declared on the USCo Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Dividend Record Date, in each case, corresponding to the cash dividend declared on each share of the USCo Common Stock disregarding fractional cents; or (b) in the case of a stock dividend declared on the USCo Common Stock to be paid in USCo Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number shares of the USCo Common Stock to be paid on each share of the USCo Common Stock; or (c) in the case of a dividend declared on the USCo Common Stock in property other than cash or USCo Common Stock, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of the USCo Common Stock. Such dividends shall be cumulative from and after the Effective Date and shall accrue to the extent that a distribution has been declared on the USCo Common Stock but a corresponding dividend has not been declared on the Exchangeable Shares.

3.2  Any such dividends on the Exchangeable Shares shall, to the full extent permitted, be"eligible dividends" under the Income Tax Act (Canada), and the Corporation shall, if permitted by law, make an election under subsection 191.2(1) of the Income Tax Act (Canada).

3.3  Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividends represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsection 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. In all cases any such dividends shall be subject to any reduction or adjustment for tax required to be deducted and withheld from such dividends paid or credited by the Corporation. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend which is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or which otherwise remains unclaimed for a period of 5 years from the date on which such dividend was payable.

3.4  The record date (a "Dividend Record Date") for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 of these share provisions shall be the same date as the record date for the determination of the holders of USCo Common Stock entitled to receive payment of, and the payment date for, any corresponding dividend declared on the USCo Common Stock, respectively.

3.5  If on any payment date for any dividends on the Exchangeable Shares under Section 3.1 of these share provisions the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6  Except as provided in this ARTICLE 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

3.7  Under the Support Agreement, USCo agrees to take all actions to ensure that the Corporation will have the financial ability to make payments on the Exchangeable Shares as required under this ARTICLE 3.

ARTICLE 4

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

4.1  Subject to applicable law, and provided CallCo has exercised the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time, upon compliance with the provisions of this ARTICLE 4, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share (the "Retraction Price") equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date. In connection with payment of the Retraction Price, the Corporation shall be entitled to liquidate some of the USCo Common Stock that would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation or the Transfer Agent may reasonably require, and together with a duly executed statement (the"Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation from time to time:

(a)  specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

(b)  stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date") provided that the Retraction Date shall be not less than 5 Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 10th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)  appointing the Corporation as its agent for the purpose of offering its Retracted Shares for sale to CallCo (the "Retraction Offer"), and acknowledging the overriding right (the CallCo's right to accept the Retraction Offer and to complete the purchase of the Retracted Shares pursuant to the Retraction Offer is referred to as the "Retraction Call Right") of CallCo to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Retraction Call Right on the terms and conditions set out in Section 4.3 below.

4.2  Subject to the exercise by CallCo of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 4.1 hereof of documents including, without limitation, a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 4.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the Retraction Price with respect to such shares in accordance with Section 4.4 hereof. If only part of the Exchangeable Shares represented by any certificate is redeemed or purchased by CallCo pursuant to the Retraction Call Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

4.3      Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately provide CallCo a copy of the Retraction Request and, as agent for the holder who submitted the Retraction Request, shall be deemed to have made the Retraction Offer to CallCo in respect of the holder's Retracted Shares by providing to CallCo a copy of the Retraction Request as aforesaid. In order to exercise the Retraction Call Right and accept the Retraction Offer, CallCo must notify the Corporation in writing of its determination to do so (the "Call Notice") within 2 business days of such notification. If CallCo does not so notify the Corporation within 2 Business Days of the day of notification by the Corporation of the receipt by the Corporation of the Retraction Request, the Corporation will notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right and accept the Retraction Offer. If CallCo delivers the Call Notice within such 2 Business Days of the date of notification by the Corporation of the receipt by the Corporation of the Retraction Request and provided that the Retraction Offer is not revoked by the holder in the manner specified in Section 4.7, the Retraction Request shall thereupon be considered only the Retraction Offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right, and all other aspects of the Retraction Request will be null and void. In such event, the Corporation shall not redeem the Retracted Shares and CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date the Retracted Shares for an amount per share (the "Purchase Price") equal to the Retraction Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, CallCo shall deposit with the Corporation or the Transfer Agent, on or before the Retraction Date the Exchangeable Share Consideration representing the total Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Corporation or the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that CallCo does not deliver a Call Notice within 2 Business Days of the date of notification by the Corporation of the receipt by the Corporation of the Retraction Request or otherwise comply with these Exchangeable Share provisions in respect thereto and provided that Retraction Request is not revoked by the holder in the manner specified in Section 4. , the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this ARTICLE 4.

4.4  The Corporation, or CallCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction

Request, or by holding for pick-up by the holder at the register office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration by the Corporation or the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, except as to any cheque included therein which is not paid on due presentation.

4.5  On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 4.4, in which case the rights of such holder shall remain unaffected until the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by CallCo shall thereafter be considered and deemed for all purposes to be a holder of the USCo Common Stock delivered to it. Notwithstanding the foregoing, until payment of such Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for the purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

4.6  Notwithstanding any other provision of this ARTICLE 4, the Corporation shall not be obligated to redeem the Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such liquidity or solvency requirements or other provisions of applicable law and shall notify the holder at least 2 Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 4.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 4.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 4.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 4.2 of these share provisions as a result of liquidity or solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to require CallCo to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practical thereafter on payment by CallCo to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement, and CallCo shall make such purchase.

4.7 A holder of the Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, revoke its Retraction Request or Retraction Offer, as applicable, in which event such Retraction Request or Retraction Offer shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.

ARTICLE 5

REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

5.1  Subject to applicable law, and provided CallCo has exercised the Redemption Call Right, the Corporation shall, on the Automatic Redemption Date, redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Price") (such redemption being an "Automatic Redemption"). In connection with the payment of the Redemption Price, the Corporation shall be entitled to liquidate some of the USCo Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares inorder to fund any statutory withholding tax obligation.

5.2  In any case of a redemption of Exchangeable Shares under this ARTICLE 5, the Corporation or the Transfer Agent on behalf of the Corporation, shall, at least 30 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (c) of the definition of Automatic Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption or possible redemption by the Corporation or the purchase by CallCo under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

5.3  On or after the Automatic Redemption Date and subject to the exercise by CallCo of the Redemption Call Right, the Corporation shall deliver or cause the Transfer Agent to deliver to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation or the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of holders of the Exchangeable Shares maintained by or on behalf of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided.

5.4  The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Shares Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the USCo Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration is made, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement. If part only of the Exchangeable Shares represented by any certificate is redeemed or purchased by CallCo pursuant to the Redemption Call Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

5.5  Subject to the limitations set forth in Section 5.6 of these share provisions, the Corporation is appointed as agent for the holders of Exchangeable Shares for the purpose of offering to CallCo (the "Redemption Offer") the overriding right (CallCo's right to accept the Redemption Offer and complete the purchase of the Exchangeable Shares is referred to as the "Redemption Call Right"), in the event of any proposed redemption of Exchangeable Shares by the Corporation pursuant to this ARTICLE 5, to purchase from all but not less than all of the holders of Exchangeable Shares other than CallCo on the applicable Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallCo to each such holder of an amount per Exchangeable Share equal to the Redemption Price, which payment of the Redemption Price shall be satisfied in full by the Exchangeable Share Consideration representing the total Redemption Price. In the case of a redemption of Exchangeable Shares under this ARTICLE 5, the Corporation, as agent for the holders of Exchangeable Shares, shall immediately make the Redemption Offer to CallCo by sending or causing to be sent to CallCo a notice in writing of the redemption by the Corporation of the Exchangeable Shares. In the event of the exercise of the Redemption Call Right and the acceptance of the Redemption Offer, each holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by that holder to CallCo on the Automatic Redemption Date on payment by CallCo to such holder of the Redemption Price for each such share, and the Corporation shall have no obligation to redeem, or to pay any amount in respect of, such shares so purchased by CallCo.

5.6  To exercise the Redemption Call Right and accept the Redemption Offer, CallCo must notify the Corporation or the Transfer Agent, as agent for the holders of Exchangeable Shares, of its intention to exercise such right (and accept such offer) at least 30 days before the Automatic Redemption Date. The Corporation shall notify or cause the Transfer Agent to notify the holders of the Exchangeable Shares as to whether or not CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which such right may be exercised. If CallCo exercises its Redemption Call Right, CallCo shall on the Automatic Redemption Date purchase, and each of the holders of Exchangeable Shares shall sell, all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Redemption Price.

5.7  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallCo shall deposit with the Corporation or the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Price. Provided that the total Redemption Price has been so deposited with the Corporation or the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares other than CallCo shall be limited to receiving such holder's proportionate part of the total Redemption Price payable by CallCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after that Automatic Redemption Date be considered and deemed for all purposes to be the holder of the USCo Common Stock to which it is entitled. Upon presentation and surrender to the Corporation or the Transfer Agent of a certificate or certificates representing the Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation and the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Corporation shall deliver or cause the Transfer Agent to deliver on behalf of CallCo to such holder, Exchangeable Share Consideration representing the total Redemption Price in accordance with Section 5.3 of these share provisions. If CallCo does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares shall be entitled to receive in exchange therefor the total Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 5.1 of these share provisions.

ARTICLE 6

DISTRIBUTION ON LIQUIDATION

6.1  In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the "Liquidation Price") equal to the Exchange Share Price applicable on the last Business Day prior to the Liquidation Date. In connection with payment of the Liquidation Price, the Corporation shall be entitled to liquidate some of the USCo Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

6.2  On or promptly after the Liquidation Date, and subject to the exercise by CallCo of the Liquidation Call Right, the Corporation shall deliver or cause the Transfer Agent to deliver to the holders of the Exchangeable Shares the Liquidation Price for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation and the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of holders of the Exchangeable Shares maintained by or on behalf of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, of the Exchangeable Share Consideration representing the total Liquidation Price. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Price, unless payment of the total Liquidation Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Price has been paid in the manner hereinbefore provided.

6.3  The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Price in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the USCo Common Stock delivered to them or the custodian on their behalf. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

6.4  After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Price per Exchangeable Share pursuant to Section 6.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

6.5	Subject to the limitations set forth in Section 6.6 of these share provisions, the Corporation is appointed as agent for the holders of Exchangeable Shares for the purpose of offering to Callco (the "Liquidation Offer") the overriding right (CallCo's right to accept the Liquidation Offer and complete the purchase of the Exchangeable Shares is referred to as the "Liquidation Call Right"), in the event of and notwithstanding any proposed liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, to purchase from all but not less than all of the holders of Exchangeable Shares other than CallCo on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder, on payment by Callco to each such holder of an amount per Exchangeable Share equal to the Liquidation Price, which payment of the Liquidation Price shall be satisfied in full by the Exchangeable Share Consideration representing the total Liquidation Price. In the event of the exercise of the Liquidation Call Right and the acceptance of the Liquidation Offer by Callco, each holder of the Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by that holder to Callco on the Liquidation Date on payment by Callco Party to such holder of the Liquidation Price for each such share, and the Corporation shall have no obligation to pay any amount on account of the Liquidation Price in respect of such shares so purchased by Callco.

6.6  In the event of any proposed liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the Corporation or the Transfer Agent, as agent for the holders of Exchangeable Shares, shall immediately make the Liquidation Offer by sending or causing to be sent to CallCo a notice in writing of the Liquidation Offer. To exercise the Liquidation Call Right and accept the Liquidation Offer, Callco must notify the Corporation or the Transfer Agent as agent for the holders of Exchangeable Shares, as applicable, of its intention to exercise such right (and accept such offer) at least 30 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of the Corporation, and at least 5 Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Corporation shall notify or cause the Transfer Agent to notify the holders of the Exchangeable Shares as to whether or not CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which such right may be exercised. If Callco exercises its Liquidation Call Right, Callco will on the Liquidation Date purchase, and each of the holders of Exchangeable Shares will sell, all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Price.

6.7  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit with the Corporation or the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Price. Provided that the total Liquidation Price has been so deposited with the Corporation or the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares other than Callco shall be limited to receiving such holder's proportionate share of the total Liquidation Price payable by Callco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the USCo Common Stock to which it is entitled. Upon presentation and surrender to the Corporation or the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation or the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Corporation shall deliver or cause the Transfer Agent to deliver on behalf of Callco to such holder, Exchangeable Share Consideration representing the total Redemption Price in accordance with Section 6.3 of these share provisions. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares shall be entitled to receive in exchange therefor the Liquidation Price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to Section 6.1 of these share provisions.

ARTICLE 7

CERTAIN RESTRICTIONS

7.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11.2 of these share provisions:

(a)  pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)  redeem or purchase or make any capital distribution in respect of the Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c)  redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(d)  issue any shares which rank superior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution.

The restrictions in Sections 7.1(a), (b) and (c) above shall only be applicable if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared with a record date on or following the Effective Date on the USCo Common Stock shall have been declared on the Exchangeable Shares and paid in full.

ARTICLE 8

PURCHASE FOR CANCELLATION

8.1  Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of record of Exchangeable Shares then outstanding. If in response to an invitation for tenders under the provisions of this Section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

8.2  Subject to applicable law, the Corporation, by notice from time to time to CallCo, shall be entitled at any time to redeem all or any part of the Exchangeable Shares held by CallCo which were acquired by them pursuant to the Call Rights or Exchange Put Right in exchange for the delivery of USCo

Common Stock (the "Delivered Stock") to or for the account of a holder(s) of Exchangeable Shares. The Exchangeable Shares to be redeemed as set forth in this Section 8.2 shall be acquired by the Corporation in exchange for the issue by the Corporation to CallCo of a promissory note in the principal amount equal to the Current Market Price of the Delivered Stock. All Exchangeable Shares which are redeemed by the Corporation as set forth in this Section 8.2 shall be cancelled by the Corporation.

ARTICLE 9 EXCHANGE PUT RIGHT

9.1  Upon and subject to the terms and conditions contained in these share provisions and the Voting and Exchange Trust Agreement:

(a)  a holder of Exchangeable Shares shall have the right at any time to require CallCo to purchase all or any part of the Exchangeable Shares of the holder (the "Exchange Put Right"); and

(b)  upon the exercise by the holder of the Exchange Put Right, the holder shall be required to sell to CallCo, and CallCo shall be required to purchase from the holder, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by CallCo of an amount per share (the "Exchange Price") equal to the Exchange Share Price applicable on the last Business Day prior to the Exchange Put Date and delivery by or on behalf of CallCo of the Exchangeable Share Consideration representing the total applicable total Exchange Price.

9.2      The Exchange Put Right provided in Section 9.1 hereof may be exercised at any time by notice in writing given by the holder to and received by Callco (the date of such receipt, the "Exchange Put Date") accompanied by presentation and surrender of the certificate or certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and Instruments as CallCo may reasonably require, at the registered office of Callco, or at such other office or offices of Callco or of other persons designated by Callco for that purpose as may from time to time be maintained by Callco for that purpose. Such notice may be (i) in the form of the panel, if any, on the certificates representing Exchangeable Shares, (ii) in the form of the notice and election contained in any letter of transmittal distributed or made available by the Corporation for that purpose, or (iii) in other form satisfactory to Callco (or such other persons aforesaid), shall stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to Callco), shall be irrevocable unless the exchange is not completed in accordance herewith and with the Voting and Exchange Trust Agreement and shall constitute the holder's authorization to Callco (and such other persons aforesaid) to effect the exchange on behalf of the holder.

9.3  The completion of the sale and purchase referred to in section 9.1 shall be required to occur, and CallCo shall be required to take all actions on its part necessary to permit it to occur not later than the close of business on the 5th Business Day following the Exchange Put Date.

9.4  The presentation and surrender by the holder of Exchangeable Shares under section 9.2 shall constitute the representation, warranty and covenant of the holder that the Exchangeable Shares so purchased are sold free and clear of any lien, encumbrance, security interest or adverse claim or interest.

9.5  If part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

9.6  Upon receipt by Callco of the notice, certificates and other documents or instruments as required by ARTICLE 9, Callco shall deliver or cause to be delivered, to the relevant holder at the address of the holder specified in the notice or by holding for pick-up by the holder at the registered office of the Corporation, or at the registered officer of Callco, or at such other office or offices of the Callco or of other persons designated by Callco for that purpose as may from time to time be maintained by Callco, the Exchangeable Share Consideration representing the total applicable Exchange Price, within the time stipulated in Section 9.3. Delivery by CallCo of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total Exchange Price, except as to any cheque included therein which is not paid on due presentation.

9.7  On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchange Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Exchangeable Share Consideration shall not be made, in which case the rights of such holder shall remain unaffected until such payment has been made in the manner hereinbefore provided. On and after the close of business on the Exchange Put Date provided that presentation and surrender of certificate and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by CallCo shall thereafter be considered and deemed for all purposes to be a holder of the USCo Common Stock delivered to it. Notwithstanding the foregoing, until payment of the Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

ARTICLE 10 VOTING RIGHTS

10.1 Except as required by applicable law and by ARTICLE 10 hereof, the holders of the Exchangeable Shares shall not be entitled to receive notice or to attend at any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting (except where the holders of a specified class are entitled to vote separately as a class as provided in the in the Act). Notwithstanding the aforesaid restrictions, conditions or prohibitions on the right to vote, the holders of the Exchangeable Shares shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, or lease or exchange of all or substantially all of the property of the Corporation other than in the ordinary course of business of the Corporation.

ARTICLE 11

AMENDMENT AND APPROVAL

11.1  The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed, except only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

11.2  Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds (or such higher percentage as may be required by law) of the votes cast on such resolution by persons represented in person or by proxy at a meeting of the holders of Exchangeable Shares duly called and held at which the holders of at least 80% of the outstanding Exchangeable Shares at that time are present or represented by proxy, excluding Exchangeable Shares beneficially owned by US, CallCo or any of their respective Subsidiaries; provided that if at any such meeting the holders of at least 80% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such place and time (not less than 10 days thereafter) as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds (or such higher percentage as may be required by law) of the votes cast on such resolution by persons represented in person or by proxy at such meeting (other than votes cast in respect of Exchangeable Shares beneficially held by USCo or CallCo or any of their respective Subsidiaries) shall constitute the approval or consent of the holders of the Exchangeable Shares. For the purpose of this section, any spoiled votes, illegible votes, defective votes and abstinences shall be deemed to be votes not cast.

ARTICLE 12

RECIPROCAL CHANGES, ETC. IN RESPECT OF USCO COMMON STOCK

12.1 The Corporation and each holder of an Exchangeable Share acknowledge that the Support Agreement provides, in part, that USCo will not:

(a)  issue or distribute USCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USCo Common Stock) to the holders of all or substantially all of the then outstanding USCo Common Stock by way of stock distribution or other distribution, other than an issue of USCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USCo Common Stock) to holders of USCo Common Stock who exercise an option to receive distributions in USCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USCo Common Stock) in lieu of receiving cash distributions; or

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding USCo Common Stock entitling them to subscribe for or to purchase USCo Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USCo Common Stock); or

(c)  issue or distribute to the holders of all or substantially all of the then outstanding USCo Common Stock:

(i)  shares or securities of USCo of any class other than USCo Common Stock (other than securities convertible into or exchangeable for or carrying rights to acquire USCo Common Stock);

(ii)	rights, options or warrants other than those referred to in Section

(b) above;

(iii)	evidences of indebtedness of USCo; or

(iv)  assets of USCo (other than dividends on the USCo Common Stock in respect of which a corresponding dividend is concurrently paid on the Exchangeable Shares in accordance with section 3.1 hereof); unless one or both of the Corporation and USCo is permitted under applicable law to issue and distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, evidences or indebtedness or assets and the items referred to in clauses (a) (b) and (c) above, as applicable, are issued or distributed simultaneously to holders of Exchangeable Shares.

Each holder of an Exchangeable Share further acknowledges that the Support Agreement further provides, in part, that USCo will not:

(a)  subdivide, redivide or change the then outstanding USCo Common Stock into a greater number of USCo Common Stock; or

(b)  reduce, combine, consolidate or change the then outstanding USCo Common Stock into a lesser number of USCo Common Stock; or

(c)  reclassify or otherwise change the rights, privileges or other terms of the USCo Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the USCo Common Stock;

unless the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares and the same or an economically equivalent change is simultaneously made to, or in the rights of the holder of, the Exchangeable Shares.

The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with ARTICLE 11 of these share provisions.

ARTICLE 13

ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

13.1  The Corporation shall take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by USCo, CallCo and the Corporation with all provisions of the Support Agreement, the Voting and Exchange Trust Agreement, and USCo's Certificate and Articles of Incorporation, as amended, applicable to USCo, CallCo and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation thereunder or pursuant thereto.

13.2  The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement, the Voting and Exchange Trust Agreement, and USCo's Certificate and Articles of Incorporation, as amended, without the approval of the holders of the Exchangeable Shares given in accordance with ARTICLE 11 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)  adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

(b)  making such provisions or modifications not inconsistent with such agreement or certificate as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)  making such changes in or corrections to such agreement or certificate which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 14

LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

14.1  The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Call Rights, the Exchange Put Right, the Support Agreement, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights thereunder).

14.2  Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallCo and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of CallCo as therein provided.

14.3  The Corporation, CallCo and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, CallCo or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or any provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash consideration otherwise, if any, payable to the holder, the Corporation, CallCo and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the dividends or consideration as is necessary to provide sufficient funds to the Corporation, CallCo or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, CallCo or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 15

CERTAIN NON-RESIDENT HOLDERS

15.1 Notwithstanding anything contained in these share provisions, the obligation of the Corporation or CallCo to pay the Retraction Price, Purchase Price, Liquidation Price, Redemption Price or Exchange Price in respect of Exchangeable Shares held by a Person (referred to in this ARTICLE 15 as the "Affected Holder") whom the Transfer Agent reasonably believes is located in the United States, is a US Person or is holding the Exchangeable Shares for the account or benefit of a US Person, shall be satisfied by delivering the USCo Common Stock which would, but for this ARTICLE 15, have been received by the Affected Holder to the Transfer Agent who shall sell such USCo Common Stock on the Canadian or United Stated stock exchange on which the USCo Common Stock are then listed and, upon such sale, the rights of the Affected Holder shall be limited to receiving the net proceeds of sale (net of applicable taxes) upon presentation and surrender of the certificates representing such Exchangeable Shares; provided, however, that the provisions of this ARTICLE 15 shall not apply with respect to any particular Affected Holder of Exchangeable Shares if such Affected Holder shall have provided an opinion of counsel of recognized standing to the Transfer Agent, the Corporation and CallCo, in form and substance satisfactory to the Corporation, the Transfer Agent or CallCo, as the case may be, to the effect that the issuance to such Affected Holder of USCo Common Stock in payment of the Retraction Price, Purchase Price, Liquidation Price, Redemption Price, or Exchange Price, as applicable, does not require registration under the US Securities Act or applicable state securities laws.

ARTICLE 16 SPECIFIED AMOUNT

16.1 The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to the fair market value of one USCo Common Stock on the Effective Date.

ARTICLE 17

NO FRACTIONAL ENTITLEMENTS

17.1 Notwithstanding anything contained in these share provisions, no holder of an Exchangeable Share shall be entitled to and neither the Corporation, the Transfer Agent, CallCo nor the Trustee shall deliver fractions of USCo Common Stock. Where the application of the provisions of these share provisions would otherwise result in a holder of Exchangeable Shares receiving a fraction of a USCo Common Stock, such holder of Exchangeable Shares shall only be entitled to receive the nearest whole number of the USCo Common Stock (with fractions equal to exactly 0.5 being rounded up).

ARTICLE 18

SATISFACTION OF UNPAID DIVIDEND AMOUNTS

18.1 Notwithstanding anything contained in these share provisions, if the Corporation, or CallCo is prohibited by applicable law, contract or otherwise from paying in cash the amount of accrued but unpaid dividends due to holders of Exchangeable Shares on any redemption, retraction or exchange of Exchangeable Shares or in the event of the liquidation, dissolution or winding-up of the Corporation or any other proposed distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, then such amount shall be satisfied by the Corporation or CallCo, as the case may be, by the delivery of that number of USCo Common Stock equal in value (based on the Current Market Price of the USCo Common Stock at the time) to the amount of such accrued but unpaid dividends.

ARTICLE 19

UNPAID DIVIDENDS ON RETRACTION, REDEMPTION, PURCHASE OR EXCHANGE

19.1 For greater certainty, the amount of any accrued but unpaid dividends on the Exchangeable Shares payable to a holder of Exchangeable Shares by the Corporation or CallCo, whether under these share provisions or under the Voting and Exchange Trust Agreement, on any retraction, redemption, purchase or exchange of such holder's Exchangeable Shares hereunder or thereunder, shall not include the amount of any cash dividend that has been declared on the Exchangeable Shares and is payable by the Corporation to the holders of Exchangeable Shares determined as of a record date that is prior to the applicable Redemption Date, Retraction Date, Liquidation Date, Exchange Put Date, or such other date of closing of the purchase and sale of such Exchangeable Shares, as the case may be.

ARTICLE 20

NOTICES

20.1  Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

20.2  Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction, redemption, or exchange of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be, and the method of any such presentation and surrender of certificates shall be at the sole risk of the holder.

20.3  Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation or Callco shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the 5th Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.

Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

20.4  For greater certainty, the Corporation shall not be required for any purpose under these share provisions to recognize or take account of person who are not so recorded in such register of the holders of the Exchangeable Share of the Corporation.

20.5  All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be cancelled.

SCHEDULE A RETRACTION REQUEST

TO: Eco-Shift Acquisition Corp. (the "Corporation") AND TO: Eco-Shift Call Corp. ("CallCo")

This notice is given pursuant to ARTICLE 4 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation represented by the enclosed certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with ARTICLE 4 of the Share Provisions:

all share(s) represented by the accompanying certificate(s); or share(s) of the shares represented by the accompanying certificate(s)

NOTE: The Retraction Date must be a Business Day and must be less than 5 Business Days nor more than 10 Business Days after the date upon which this notice and the accompanying shares are received by the Corporation. In the event that no such business day is correctly specified above, the Retraction Date shall be deemed to be the 10th Business Day after the date on which this notice is received by the Corporation.

The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable Retraction Offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Section

4.3 of the Share Provisions. If CallCo determines not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This Retraction Request, and this Retraction Offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation and CallCo at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Rights (as defined in the Voting and Exchange Trust Agreement) so as to require CallCo to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Corporation and CallCo that the undersigned has good title to, and owns, the share(s) represented by the accompanying certificate(s) free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

The undersigned hereby represents and warrants to the Corporation and CallCo that the undersigned is (select one) is not a non-resident of Canada for purposes of the Income Tax Act (Canada) ("ITA") (a "non-resident" being a: (i) Person who is not a resident of Canada for the purposes of ITA; or (ii) a partnership that is not a Canadian partnership for the purposes of ITA). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to the Corporation and CallCo that the undersigned is (select one) is not in the United States, a U.S. Person or holding the Exchangeable Shares for the account or benefit of a U.S. Person (as defined in Rule 902(k) of Regulation S under the United States Securities Act of 1933, as amended). The undersigned acknowledges that in the absence of (i) confirmation that the undersigned is not in the United States, a U.S. Person or holding the Exchangeable Shares for the account or benefit of a U.S. Person, or (ii) the delivery by the undersigned to the Transfer Agent, the Corporation and CallCo of an opinion of counsel in form and substance as contemplated in ARTICLE 15 of the Share Provisions, the obligation of the Corporation or CallCo to pay the Retraction Price or the Purchase Price, as the case may be, in respect of the Retracted Shares, shall be satisfied by delivering the USCo Common Stock which would have been received by the undersigned to the Transfer Agent who shall sell such USCo Common Stock on the stock exchange on which the USCo Common Stock is listed and, upon such sale, the rights of the undersigned shall be limited to receiving the net proceeds of sale (net of applicable taxes).

The undersigned hereby represents and warrants to the Corporation and CallCo that the undersigned has good title to, and owns, the share(s) represented by the accompanying certificate(s) free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

(Date)

(Signature of Shareholder) (Guarantee of Signature)

Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and the accompanying certificate(s), together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal place of business in Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s), and other non-cash assets resulting from such retraction or purchase will be delivered to such shareholder in accordance with the Share Provisions.

Please Print the Name of Person in Whose Name Securities or Cheque(s) or Other Non-Cash Assets are to be Registered, Issued or Delivered.

Date

Name of Shareholder Signature of Shareholder

City, Province Signature Guarantee by NOTE: If this Retraction Request is for less than all of the shares represented by the enclosed certificate, a certificate representing the remaining share(s) of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation or its lawful transferee.

2. Common shares

The Common shares (the "Common Shares") in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1	Dividends

Subject to the prior rights of the Exchangeable Shares and any other shares ranking above the Common Shares but always in preference and priority to any other shares ranking junior to the Common Shares, the holder of the Common Shares shall be entitled, out of the moneys of the Corporation properly applicable to the payment of dividends, to dividends in such amount per share as shall be determined by the directors from time to time in their absolute discretion.

1.2	Liquidation, Dissolution & Winding-Up

Subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking above the Common Shares, in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation of the purpose of winding-up its affairs, the holders of the

Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

1.3	Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Corporation (except where the holders of another class of shares are entitled to vote separately as a class as provided in the Act) and each Common Share shall confer the right to 1 vote in person or by proxy in respect thereof.

1.4	Restrictions

So long as any of the Exchangeable Shares of the Corporation are outstanding, the Corporation shall not, at any time without, but may at any time with, the approval of the Board of Directors and of the holders of the Common Shares issue any further Exchangeable Shares of the Corporation, except as specifically required in accordance with the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of the Corporation.

8.	The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

L’émission, le transfert ou la propriété d’actions est/n’est pas restreinte. Les restrictions, s’il y a lieu, sont les suivantes:

No share in the corporation shall be transferred without the consent of the directors of the corporation expressed either by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors.

9.	Other provisions, (if any, are):

Autres dispositions, s’il y a lieu:

(a)      The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, 2 or more persons holding 1 or more shares jointly being counted as 1 shareholder.

(b)      Any invitation to the public to subscribe for any securities of the Corporation is prohibited.

10.	The names and addresses of the incorporators are

Nom et adresse des fondateurs

First name, initials and last name Prénom, initiale et nom de or corporate name famille ou dénomination sociale

Full address for service or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code

Domicile élu, adresse du siège social au adresse de l’établissement principal, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal

* GILBERT WOOD

103 MANNHEIM CRESCENT

MANNHEIM ONTARIO

CANADA N0B 2H0

*  JIM HUGHES

53 SPEEDVALE AVENUE WEST Suite 806

GUELPH ONTARIO CANADA N1H 1J6